Exhibit 10.1

PURCHASE AND SALE AGREEMENT

Retail Unit B

Greenwich West Condominium

110 Charlton Street,

New York, NY 10014

Date: _______________

Table of Contents

Page

ARTICLE 1 : UNIT/PURCHASE PRICE	1

1.1	Certain Basic Terms	1
1.2	Agreement to Sell and Purchase: Description of Unit	2
1.3	Deposit	3
1.4	No Financing Contingency	3
1.5	No-Action Letter.	3

ARTICLE 2 : INSPECTIONS	3

2.1	Due Diligence and Inspections	3
2.2	Property Information	4
2.3	Purchaser’s Reliance on its Investigations	4

ARTICLE 3 : TITLE	6

3.1	Status of Title	6
3.2	Title Exceptions	6
3.3	Violations	7
3.4	Removal of Liens: Affidavits	7

ARTICLE 4 : OPERATIONS AND RISK OF LOSS.	8

4.1	Ongoing Operations	8
4.2	New Contracts	8
4.3	Intentionally Deleted	8
4.4	Damage or Condemnation	8
4.5	Condominium and Condominium Documents	9
4.6	Insurance	9
4.7	Exclusivity	9
4.8	Notices	9

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ARTICLE 5 : CONDITIONS PRECEDENT	10

5.1	Purchaser’s Conditions	10
5.2	Seller’s Conditions	10
5.3	Failure or Waiver of Conditions Precedent	11

ARTICLE 6 : CLOSING	11

6.1	Closing	11
6.2	Seller’s Deliveries	11
6.3	Purchaser’s Deliveries	11
6.4	Closing Statement/Escrow Fees	12
6.5	Possession	12
6.6	Transfer Taxes	12
6.7	Closing Costs	12

ARTICLE 7 : PRORATIONS	12

7.1	Prorations	13
7.2	Utility Deposits	14
7.3	Brokerage/ Sale Commissions	14
7.4	Insurance	14
7.5	Survival	14

ARTICLE 8 : REPRESENTATIONS AND WARRANTIES	15

8.1	Seller’s Representations and Warranties	15
8.2	Purchaser’s Representations and Warranties	16
8.3	No Reliance on Offering Plan	17

ARTICLE 9 : DEFAULT AND DAMAGES	17

9.1	Default by Purchaser	17
9.2	Default by Seller	18
9.3	Limitations	18

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ARTICLE 10 : DEPOSIT PROVISIONS	19

10.1	Termination	19
10.2	Interpleader	19
10.3	Liability of Escrow Agent	19

ARTICLE 11 : MISCELLANEOUS	19

11.1	Parties Bound	19
11.2	Confidentiality: Press Release	20
11.3	Headings	20
11.4	Invalidity and Waiver	20
11.5	Governing Law/Venue	20
11.6	No Third Party Beneficiary	21
11.7	Entirety and Amendments	21
11.8	INTENTIONALLY OMITTED.	21
11.9	Attorneys’ Fees	21
11.10	Notices	21
11.11	Construction	21
11.12	Calculation of Time Periods	21
11.13	Execution in Counterparts	21
11.14	Merger	21
11.15	Further Assurances	22
11.16	WAIVER OF JURY TRIAL	22
11.17	Limitation of Liability	22
11.18	No Offer	22
11.19	Tax Proceedings	22

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ARTICLE 1: UNIT/PURCHASE PRICE

1.1 Certain Basic Terms.

(a)	Effective Date:	________________

(b)	Purchaser and Notice Address:	Aether Holdings, Inc.
1441 Broadway, 30th Floor
New York, NY 10018
Email: ______________

	With a copy to:	Heng A. Chen, Esq.
Chen Chen & Associates PLLC
37-20 Prince Street, Suite 3F
Flushing, NY 11354
Phone No: (718) 888-9300/(718)473-9689
Email: info@chenchenlaw.com;
office@chenchenlaw.com

(c)	Seller and Notice Address:	537 Greenwich Owner, LLC
445 South Street, Suite 310
Morristown, NJ 07960
Attn: Xin Qu
Phone: (718) 644-0329
E-mail: qu_xin@strategiccapital.us

	With a copy to:	Adam Kriegstein, Esq.
Starr Associates LLP
220 East 42 Street, Suite 435
New York New York 10017
Phone: (212) 620-2675
Email: akriegstein@starr-lawfirm.com

(d)	Date of this Agreement:	________________________

(e)	Purchase Price:	$1,080,000.00

(f)	Deposit:	$108,000.00

(g)	Balance of Purchase Price	$972,000.00

(h)	Closing Date:	A date as Sponsor may designate to Purchaser on not less than 30 days’ prior notice.

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(i)	Title Company:	Royal Abstract
125 Park Avenue, Suite 1610
New York, New York 10017
Phone: (212) 376-0900.
Fax: (212) 376-0911
(or any title company, duly licensed to do business in the State of New York, chosen by Purchaser)

(j)	Escrow Agent:	Starr Associates LLP
220 East 42 Street, Suite 435
New York New York 10017
Phone: (212) 620-2678

(k)	Broker:	Liu Law Group, P.C.
104 West 40th Street, Suite 1004
New York, NY 10018
Attn: Xia (Sienna) Liu
Phone: (646) 843-0871
E-mail: sienna.liu@aggylw.com

1.2 Agreement to Sell and Purchase: Description of Unit. Subject to the terms of this Purchase and Sale Agreement (this “Agreement”), Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all rights, title and interest of Seller in and to:

(a) That certain Retail Unit B together with its undivided 0.7673% interest in the Common Elements (“Retail Unit B” or “Unit”) located in the Greenwich West Condominium (“Condominium”) at 110 Charlton Street, New York, New York, which Condominium was established by that certain Declaration of Condominium, which declaration was recorded in the Office of the Register of The City of New York, New York County (“Register’s Office”) on April 17, 2020 at CRFN 20200000127054, and re-recorded in the Register’s Office on September 15, 2020 at CRFN 202000025863 (“Declaration”) (the “Premises”).

(b) All rights, privileges, grants and easements appurtenant to Seller’s interest in the Unit, including, without limitation, all of Seller’s right, title and interest as owner of the Unit, if any, in and to all easements, licenses, covenants and other rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Unit and all such easements, grants and appurtenances are sometimes collectively referred to herein as the “Real Property”.

(c) to the extent owned by Seller and to the extent located at Retail Unit B, all the machinery, apparatus, equipment, fire protection, plumbing, electrical systems, air conditioning systems, fixtures, appliances and similar articles of personal property of every kind and nature whatsoever used or usable in connection with Retail Unit B (the “Personal Property”, and together with the Premises, collectively, the “Property”).

(d) All permits and licenses, if any, necessary for the use, operation or ownership of the Unit and held solely for use in connection with the Unit (“Licenses and Permits”).

(e) All assignable contract rights and intangible property pertaining to the Unit and/or the ownership, use or operation thereof (collectively, “Intangibles”).

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1.3 Deposit. The Deposit, in immediately available federal funds of the United States of America, evidencing Purchaser’s good faith promise to perform Purchaser’s obligations under this Agreement, shall be deposited by Purchaser with the Escrow Agent simultaneously with the execution of this Agreement, to be held by the Escrow Agent in accordance with the express terms of this Agreement. Purchaser’s failure to timely deliver the Deposit pursuant to the terms of this Section 1.3 shall constitute a material default by Purchaser, in which event this Agreement shall automatically terminate and be of no further force or effect, except for those provisions expressly stated to survive termination of this Agreement. At Closing, the Deposit shall be credited against the Purchase Price. Otherwise, the Deposit shall be delivered to the Party entitled to receive the Deposit in accordance with Article 9 of this Agreement.

1.4 No Financing Contingency. Purchaser expressly acknowledges and agrees that Purchaser’s obligations hereunder, including, without limitation, its obligation to close title on the Closing Date pursuant to and in accordance with the terms of this Agreement, are not in any way conditioned upon or qualified by Purchaser’s ability to obtain financing of any type or nature whatsoever.

1.5 No-Action Letter.. Simultaneously with its execution of this Agreement, Purchaser shall deliver to Seller an Offeree’s Affidavit in the form annexed hereto as Exhibit F (the “Offeree’s Affidavit”) duly executed and acknowledged by Purchaser, together with any supplemental affidavits (in form reasonably agreed upon between Seller and Purchaser) which may be required to address any issues raised in the Offeree’s Affidavit (a “Supplemental Affidavit”). Seller shall promptly submit the Offeree’s Affidavit and any Supplemental Affidavits to the Attorney General of the State of New York (the “NYAG”) along with Seller’s request for an amended/supplemental “No-Action Letter” providing that the NYAG will not take enforcement action against Applicant based upon the transactions described in the Offeree’s Affidavit (the “AG Confirmation”). If any additional Supplemental Affidavits are required after Seller’s initial submission to the NYAG, Seller shall promptly notify Purchaser of any such requirement and Purchaser shall duly execute and acknowledge any such Supplemental Affidavit within two (2) Business Days (as hereinafter defined) following Seller’s request of same.

ARTICLE 2: INSPECTIONS

2.1 Due Diligence and Inspections. As of the date of this Agreement, Purchaser acknowledges and agrees that it has had sufficient opportunity to review and inspect, and to have its engineers, environmental inspectors, architects, consultants, contractors, attorneys, appraisers, agents, employees and others acting on behalf of Purchaser (collectively, “Purchaser’s Representatives”) review and inspect all matters pertaining to its acquisition of the Unit, including, among other things, the books and records relating to the operation and physical condition of the Unit, including but not limited to the utility and service systems and other facilities serving the Unit. Purchaser has completed its due diligence, review, examination and inspections of the Unit and is fully satisfied with the Unit, including, without limitation: the physical condition thereof; income, expense and operations thereof; compliance matters, entitlements and all other matters or things affecting or relating to the Unit and its ability to be utilized for the current actual uses or any other uses contemplated by Purchaser. Without limiting the foregoing, Purchaser acknowledges that it is aware (or has had sufficient opportunity to become aware) of any environmental, biological and pathogenic conditions of, affecting or related to the Unit or Property and agrees to take the Unit and Property subject to any such conditions.

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2.2 Property Information. Except as expressly set forth herein, Seller makes no representations or warranties as to the accuracy or completeness of any information provided by Seller to Purchaser concerning the Unit or Property. The information, other than matters of public record or furnished to, or obtained through inspection of the Unit and Property by, Purchaser, Purchaser’s Representatives or Purchaser’s lenders and funders, will be treated by Purchaser, Purchaser’s Representatives and Purchaser’s lenders and funders as confidential, and will not be disclosed to anyone other than on a need-to-know basis who agrees to maintain the confidentiality of such information, and will be promptly returned to Seller or destroyed by Purchaser if the Closing does not occur. Notwithstanding the foregoing, Seller acknowledges that Purchaser will receive funding in connection with the acquisition and construction of the Property from New York City, New York State and United States federal agencies (each an “Agency” and collectively, the “Agencies”), and that Purchaser can and shall disclose any information about the Property and the Unit as may be requested by any Agency. Seller assumes no duty to furnish Purchaser with any other existing information or reports or updates of such materials actually received by Seller and Seller makes no guarantees that such information will be accurate on the Closing Date (as hereinafter defined). Purchaser hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or statements expressed in any materials so furnished, and any and all claims arising out of any duty of Seller to acquire, seek or obtain such materials, except at may be otherwise expressly set forth herein. This provision shall survive the Closing or sooner termination of this Agreement and shall not be merged into the closing documents.

2.3 Purchaser’s Reliance on its Investigations. Purchaser acknowledges and agrees that (a) the Unit is being sold, and Purchaser accepts possession of the Unit and condition of the Property on the date of Closing, “AS IS, WHERE IS, WITH ALL FAULTS” with no right of setoff, abatement or reduction in the Purchase Price; (b) except for Seller’s representations and warranties made herein (“Seller’s Warranties”), neither Seller nor any of the Seller Related Parties has or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Purchaser or Purchaser’s Representatives with respect to the Unit or Property, any matter set forth, contained or addressed in the documents delivered to Purchaser in connection with the Unit or Property (including, but not limited to, the accuracy and completeness thereof) or the results of Purchaser’s due diligence; and (c) Purchaser has confirmed independently all information that it considers material to its purchase of the Unit and Property and the transaction contemplated hereby. Purchaser specifically acknowledges that, except for Seller’s Warranties, Purchaser is not relying on (and Seller, for itself and on behalf of the Seller Related Parties, does hereby disclaim and renounce) any representations or warranties of any kind or nature whatsoever, whether oral or written, express, implied, statutory or otherwise, as to: (1) the operation of the Unit, the Property, or the Condominium or the income potential, uses, or the merchantability, habitability or fitness of any portion of the Unit and Property for a particular purpose; (2) the physical condition of the Unit, the Property, or the condition or safety of the Unit, the Property, or any component thereof, including, but not limited to, plumbing, sewer, heating, ventilating and electrical systems, roofing, air conditioning, foundations, soils and geology, including Hazardous Materials (defined herein), lot size, or suitability of the Unit, the Property, or any component thereof for a particular purpose; (3) the presence or absence, location or scope of any Hazardous Materials in, at, about or under the Unit or Property; (4) whether the appliances, if any, plumbing or utilities are in working order; (5) the habitability or suitability for occupancy of any structure or the quality of its construction; (6) whether any improvements located on the Real Property are structurally sound, in good condition, or in compliance with applicable laws; (7) the accuracy of any statements, calculations or conditions stated or set forth in Seller’s or the Seller Related Parties’ books and records concerning the Unit or Property or set forth in any offering materials with respect to the Unit and Property; (8) the dimensions of the Unit or the accuracy of any floor plans, square footage, lease abstracts, sketches, or revenue or expense projections related to the Unit or Property; (9) the operating performance, the income and expenses of the Unit or Property or the economic status of the Unit or Property; (10) the ability of Purchaser to obtain any and all necessary governmental approvals or permits for Purchaser’s intended use and development of the Unit or Property, except to the extent such approvals are dictated by the actions or inactions of Seller; (11) the leasing status of the Unit or the intentions of any parties with respect to the negotiation and/or execution of any lease for any portion of the Unit; and (12) Seller’s ownership of any portion of the Unit or Property. Purchaser further acknowledges and agrees that, except for Seller’s Warranties, Seller is under no duty to make any affirmative disclosures or inquiry regarding any matter which may or may not be known to Seller or the Seller Related Parties, as of the date hereof or in the future, and Purchaser, for itself and for its successors and assigns, hereby specifically waives and releases Seller and each Seller Related Party from any such duty that otherwise might exist.

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Except for the Seller’s Warranties, Purchaser, for itself and Purchaser’s Representatives, as of Closing, shall be deemed to have released Seller and each of the Seller Related Parties from, and shall be deemed to have waived all claims and liability against Seller and each of the Seller Related Parties for or attributable to, the following: (a) any and all statements or opinions heretofore or hereafter made, or information furnished, by the Seller or Seller Related Parties to Purchaser or any of the Purchaser’s Representatives; and (b) any and all losses, costs, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever attributable to the Unit or Property, whether arising or accruing before, on or after the date hereof and whether attributable to events or circumstances which have heretofore or may hereafter occur, including, without limitation, (i) all losses, costs, claims, counterclaims, causes of action, liabilities, expenses, demands and obligations with respect to the structural, physical, or environmental condition of the Unit or Property; and (ii) all losses, costs, claims, liabilities, expenses, demands and obligations relating to the release of or the presence, discovery or removal of any Hazardous Materials in, at, about or under the Unit or the Property, or for, connected with or arising out of any and all claims or causes of action based upon Environmental Laws (defined herein) or any related claims or causes of action or any other federal, state or municipal based statutory or regulatory causes of action for environmental contamination at, in, about or under the Unit or Property; and (iii) any tort claims made or brought with respect to the Unit or Property or the use or operation thereof, except due to acts or omissions occurring prior to the Closing for which Seller agrees that Purchaser shall have the right to implead Seller in any such action brought against Purchaser.

For the purpose of this Agreement, “Hazardous Materials” means (a) those substances included within the definitions of any one or more of the terms “hazardous materials”, “hazardous wastes”, “hazardous substances”, “industrial wastes” and “toxic pollutants”, as such terms are defined under the Environmental Laws, or any of them, (b) petroleum and petroleum products, including, without limitation, crude oil, and any fraction thereof, (c) natural gas, synthetic gas and any mixtures thereof, (d) asbestos or any asbestos-containing material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable, (e) polychlorinated biphenyl (“PCBs”) or PCB-containing materials or fluids, (f) radon, (g) any solid or other wastes; (h) paint; (i) any materials containing lead; (j) urea formaldehyde foam insulation; (k) any pathogen, toxin or other biological agent or condition, including but not limited to, any fungus, mold, mycotoxin or microbial volatile organic compound; (l) any storage tank; (m) air emissions; (n) water discharges; (o) noise emissions; (p) any other hazardous or radioactive substance, material, pollutant, contaminant or waster, and (q) any other substance, material, equipment or conduct with respect to which any Environmental Laws or governmental authority requires remediation, investigation or monitoring, that is the subject of, or governed by, any Environmental Law or any other law, rule, regulation, order or directive, whether federal, state or local, applicable to the Unit or Property or any adjacent property and/or the owner of any such property or is otherwise considered or perceived as an environmental, health or safety hazard.

For purposes of this Agreement, “Environmental Laws” means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, CERCLA (Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§9601 et seq., as amended by SARA (Superfund Amendment and Reauthorization Act of 1986) and as may be further amended from time to time), the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq., the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C §§ 6901 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f et seq.), any state or local counterpart or equivalent of any of the foregoing, and any federal, state or local transfer of ownership notification or approval statutes.

The provisions of this Section 2.4 shall survive the Closing or sooner termination of this Agreement and shall not be merged into the closing documents.

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ARTICLE 3: TITLE

3.1 Status of Title. Seller shall deliver and Purchaser shall accept title to the Unit and consummate the transactions contemplated by this Agreement subject only to the following title obligations (a) the title exceptions set forth on Exhibit A attached hereto, and (b) title exceptions created or suffered by Purchaser, and (c) the title exceptions deemed Permitted Exceptions (as hereinafter defined) under Section 3.2(a) below, and (d) any items or exceptions to title that would be or are shown by an updated survey of the Unit (provided such state of facts do not render title uninsurable or prohibit the Purchaser’s intended primary uses of the Unit), and (e) any exception approved or waived by Purchaser in writing, (f) present and future property taxes, water and sewer charges that are a lien not yet due and payable as of the Closing Date, and (g) any present or future laws, rules, regulations, statutes, ordinances, orders or other legal requirements affecting the Unit, including, without limitation, those relating to zoning and land use, environmental, building and landmark designations, (h) consents by Seller prior to the Date of this Agreement or any former owner of the Unit for the erection of any structure or structures on, under or above any street or streets on which the Unit may abut, and (i) any and all Violations (hereinafter defined), subject to the provisions of Section 3.3 herein, and (j) any utility company rights, easements and franchises for electricity, water, steam, gas, Phone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon the Unit in any case pursuant to this clause (j) that exist as of the date hereof and would not prevent the Purchaser’s intended primary use of the Unit, (the title exceptions, whether liens, encumbrances, defects, encroachments or other objections, described in (a) – (j) herein sometimes referred to collectively, as “Permitted Exceptions”).

3.2 Title Exceptions.

(a) If, after the date of this Agreement, exceptions to title (including, without limitation, survey exceptions) appear on any new title report issued by the Title Company or continuation or update of any existing title report (each a “Continuation”) which are not Permitted Exceptions, Purchaser shall notify Seller thereof (which notification may be given by Purchaser’s attorney to Seller’s attorney, by electronic mail) within seven (7) business days after Purchaser receives such Continuation or prior to the Closing, if such Continuation is received within seven (7) business days prior to the Closing Date, time being of the essence with respect to such notification, and if Seller is unable, or elects not to attempt, to eliminate such exceptions to title (the parties hereby acknowledging and agreeing that Seller shall be under no obligation to attempt to or eliminate such exceptions to title, except that Seller shall be obligated to remove of record or cause to be omitted as exceptions to title all Mandatory Removal Items (as hereinafter defined)), or if Seller elects to attempt to eliminate any such exceptions to title but is unable to do so or thereafter decides not to eliminate the same, and accordingly, is unable to convey title to the Unit in accordance with the provisions of this Agreement, Seller shall so notify Purchaser and, within three (3) business days after receipt of such notice from Seller, Purchaser shall elect either (i) to terminate this Agreement by written notice given to Seller (time being of the essence with respect to Purchaser’s notice), in which event the Deposit shall be returned to Purchaser and this Agreement shall be terminated and of no further force or effect, except for such provisions which by their terms survive termination of this Agreement, or (ii) to accept title to the Unit subject to such exceptions, without any abatement, reduction or offset of the Purchase Price. If Purchaser shall not notify Seller in writing of such election within such three (3) business day period, time being of the essence, Purchaser shall be deemed to have elected clause (ii) above with the same force and effect as if Purchaser had elected clause (ii) within such three (3) business day period.

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(b) Intentionally Omitted.

(c) Notwithstanding anything in this Article 3 hereof to the contrary, Purchaser may at any time accept such title as Seller can convey, without abatement, reduction or offset of the Purchase Price or any credit or allowance on account thereof or any claim against Seller. Upon acceptance of the Deed (as hereinafter defined) by Purchaser, Seller shall have no further liability under this Agreement other than those that are expressly stated to survive the Closing.

(d) It is expressly understood that in no event shall Seller be required to bring any action or institute any proceeding, or to otherwise incur any costs or expenses in order to attempt to eliminate or cure any title objections or exceptions or to otherwise cause title in the Unit to be in accordance with the terms of this Agreement on the Closing Date, except for the Mandatory Removal Items.

3.3 Violations. Purchaser agrees to purchase the Unit subject to any and all notes or notices of violations of law, rules, regulations, statutes, or municipal ordinances, orders, designations or requirements whatsoever noted in or issued by any federal, state, municipal or other governmental department, agency or bureau or any other governmental authority having jurisdiction over the Unit (collectively, “Violations”), or any condition or state of repair or disrepair or other matter or thing, whether or not noted, which, if noted, would result in a violation being placed on the Unit; provided, however, to the extent that any there is a fine, interest thereon and/or any penalty or monetary penalty associated with any such Violation, Seller at Closing shall give Purchaser a credit equal to the amount of such fines, interest thereon and/or penalties. Other than the payment of any sum of money strictly in accordance with the preceding sentence, Seller shall have no duty to remove or comply with or repair any condition, matter or thing, whether or not noted, which, if noted, would result in a Violation being placed on the Unit; Seller shall have no duty to remove or comply with or repair any Violation or other conditions; and Purchaser shall accept the Unit subject to all such Violations, the existence of any conditions at the Unit which would give rise to such Violations, if any, and any governmental claims arising from the existence of such Violations, in each case without any abatement of or credit against the Purchase Price. For avoidance of doubt, any and all Violations shall be deemed “Permitted Exceptions” for all purposes hereunder.

3.4 Removal of Liens: Affidavits. Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no obligation to remove any exceptions to title other than the following (which, collectively, shall be referred to herein as the “Mandatory Removal Items”): liens secured by mortgages and other instruments securing loans made to Seller, if any, mechanics’ liens (not otherwise bonded over) relating to work authorized by Seller or performed for the benefit of Seller (or not performed by Seller, but performed on Seller’s behalf in order to satisfy an obligation of Seller), judgment and tax liens against Seller and not otherwise bonded over (provided the Title Company shall omit same as an exception or agree to insure against collection, including, if applicable, on a lender’s policy), delinquent taxes, any exception that Seller causes or permits to encumber the Unit after the date of this Agreement, and all other monetary liens of a liquidated amount against Seller or the Unit, which Mandatory Removal Items Seller agrees to have removed of record or insured by the Title Company against collection at or before the Closing, provided that in no event shall Seller be obligated in connection therewith to incur in the aggregate, more than the Purchase Price in connection with such removal (the “Removal Cap”).

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ARTICLE 4: OPERATIONS AND RISK OF LOSS

4.1 Ongoing Operations. During the pendency of this Agreement, Seller shall carry on its business and activities relating to the Unit and Property substantially in the same manner as Seller did before the date of this Agreement; provided, however, in no event shall Seller be obligated to make or perform any capital repairs or replacements or make or perform any repairs or replacements for which the Condominium is obligated to do so under the Condominium Documents; provided, however, that Seller uses good faith efforts to cause the Condominium to undertake such repairs and replacements. Seller shall not undertake any capital improvements or enter into any contracts for the performance of same during the pendency of this Agreement, except in connection with obligations pursuant the Condominium Document (as defined herein) or to cure any Violation or comply with any applicable legal or insurance requirement, subject to Section 4.2 herein.

4.2 New Contracts. During the pendency of this Agreement, Seller shall be permitted to (i) without Purchaser’s consent, enter into or modify in any material respect any contract that will be an obligation affecting the Unit subsequent to the Closing (a “Contract”) if any such contract entered into is entered into in the ordinary course of business and is terminable without cause and without payment or penalty on not more than thirty (30) days’ notice, (ii) without Purchaser’s consent, enter into any contract which will terminate by its terms prior to the Closing Date at no cost to Purchaser and (iii) subject to obtaining Purchaser’s consent, not to be unreasonably withheld, conditioned or delayed enter into any Contract for the performance of construction work at the Unit to the extent necessary in order to comply with legal requirements (which, if not performed prior to Closing will subject Seller to liability (unless Purchaser indemnifies Seller for same)) or the requirements of the Condominium Documents (which, if not performed prior to Closing, will cause Seller to be in default thereunder (unless Purchaser indemnifies Seller therefor) which is not terminable without cause and without payment or penalty on not more than thirty (30) days’ notice.

4.3 Intentionally Deleted.

4.4 Damage or Condemnation. Risk of loss to the Unit resulting from any condemnation or eminent domain proceeding which is commenced or has been threatened in writing via an official notice from any governmental authority having eminent domain or condemnation power over the Unit (collectively, “Condemnation”) before the Closing, and risk of loss to the Unit due to fire, flood or any other cause (collectively, “Casualty”) before the Closing, shall be assessed in accordance with this Section 4.4. If before the Closing the Unit shall be Materially Damaged (as hereinafter defined) by any Casualty, or if the Unit or any Material Portion (as hereinafter defined) thereof shall be subjected to a bona fide threat in writing of a Condemnation, then Purchaser may terminate this Agreement by written notice to Seller given within ten (10) days after Purchaser receives written notice from Seller of the Casualty or Condemnation, in which event the Deposit shall be returned to Purchaser and this Agreement shall terminate except for those provisions that are expressly stated to survive termination. If the Closing Date is within the aforesaid ten (10) day period, then Closing shall be extended to the next business day following the end of said ten (10) day period. If no such election is made or is not timely made, or if the Casualty does not affect a Material Portion of the Unit or if a Material Portion is not so threatened to be taken by Condemnation, this Agreement shall remain in full force and effect and the transactions contemplated herein, less any interest taken by Condemnation or Casualty, shall be effected with no further adjustment to the Purchase Price (except that Purchaser shall receive a credit against the Purchase Price for the amount of any applicable deductible, as further provided below) and the Unit and Property shall be conveyed in its then “as-is, where-is” condition after the Casualty or Condemnation. In connection with the immediately preceding sentence, upon the Closing of this transaction, Seller shall assign, transfer and set over to Purchaser the net amount of any awards that have been or that may thereafter be made for such Condemnation, and Seller shall assign, transfer and set over to Purchaser the net amount of any insurance proceeds received by Seller from the Condominium (less in the case of a Casualty or Condemnation Seller’s reasonable cost of adjustment and collection), and, if an insured Casualty, Seller shall pay or credit to Purchaser the amount of any deductible (but not to exceed the amount of the loss). Nothing contained in this Agreement shall obligate Seller to repair the Unit as a result of any Casualty or contest any Condemnation proceeding, and, in the event that Seller commences repairs to the Unit as a result of such Casualty, or commences proceedings with respect to such Condemnation, Seller is in no way obligated to complete such repairs or proceedings if same are not completed prior to Closing. For the purposes of this Section 4.4, the phrase “Materially Damaged” means damage reasonably exceeding fifty percent (50%) of the Purchase Price for the Unit to repair and a “Material Portion” means a portion exceeding fifty percent (50%) of the Real Property (i.e., the Unit). The provisions of this Section 4.4 supersede the provisions of any applicable laws, including but not limited to, General Obligations Law Section 5-1311, with respect to the subject matter of this Section 4.4.

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4.5 Condominium and Condominium Documents. Between the date hereof and the Closing Date (unless the Agreement is sooner terminated), except as otherwise set forth herein Seller (in its capacity as Retail Unit B Owner and specifically not in its capacity as sponsor of the Offering Plan (“Sponsor”)) shall not, without the prior written consent of Purchaser, which consent may be withheld by Purchaser in its sole discretion, (x) consent to any amendment or modification of the Declaration, By-laws, the rules and regulations of the Condominium and any amendments thereto (collectively, the “Condominium Documents”) which would reasonably affect or relate to Retail Unit B, or (y) except in connection with actions taken in the ordinary course of business or to comply with the Condominium’s legal and contractual obligations, vote in favor of any action by the Condominium Board which would have a materially adverse impact on Retail Unit B. During the period from the date hereof until the Closing Date, Seller shall comply with the Declaration and the By-Laws in all material respects through the date of Closing and provide the Condominium with any notice required as a result of the transaction contemplated by this Agreement.

4.6 Insurance. Between the date hereof and the Closing Date (unless the Agreement is sooner terminated), Seller will keep in full force and effect with respect to the Unit policies of insurance providing coverage at least as extensive as that which is currently in place, except that upon any renewal, the insurance coverage should not be less than the current coverage, irrespective of changes in premiums.

4.7 Exclusivity. Between the date hereof and the Closing Date (unless the Agreement is sooner terminated) and prior to the date on which this Agreement is terminated by Seller following a default by Purchaser hereunder or otherwise, Seller shall not offer for sale or lease, solicit, discuss offers, engage in discussion with any prospective or potential investors for the sale or lease (however structured) of the Unit or any interest therein, market, promote or otherwise engage in any activities for the sale or lease (however structured) of the Unit (or any interest therein).

4.8 Notices. Between the date hereof and the Closing Date (unless the Agreement is sooner terminated), Seller shall, promptly following receipt thereof, deliver to Purchaser copies of all (i) notices of litigation relating to Seller and/or the Unit that are not covered by insurance, notices of Violations issued by any applicable governmental authority (including violations of Laws relating to Hazardous Materials) with respect to Seller and/or the Unit, and any other notices that are reasonably likely to have a materially adverse impact on Purchaser’s term of ownership of the Unit, in each case delivered to Seller, and (ii) material notices delivered by Seller (or on behalf of Seller), or delivered to Seller, in each case under any of the Condominium Documents.

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4.9 Negative Covenants. During the period from the date hereof until the Closing Date, Seller shall not, to the extent the same would be binding on or affect the Premises or any owner thereof after the Closing without Purchaser’s prior approval, which approval may be withheld in Purchaser’s sole discretion:

(i) enter in any lease or other occupancy agreement with respect to the Premises;

(ii) except as expressly permitted under Section 4.2, enter into any new Contracts or amend any Contracts;

(iii) execute any written covenants or easements with respect to the Premises that do not constitute Permitted Exceptions;

(iv) make any structural alteration to the Premises or any alteration to any HVAC, electrical, plumbing, sprinkler or other utility system exclusively serving the Premises, except as shall be necessary to insure the structural integrity of the Premises;

(v) enter into any agreement with the Condominium (including consenting to any amendment to the Condominium Documents) that would increase any obligations of the owner of the Premises, diminish or otherwise decrease any rights of the owner of the Premises, or place any restrictions on the use of the Premises; or

(vi) enter into any brokerage, listing or leasing agreements or any amendment or extension thereto with respect to the Premises that would be binding on Purchaser after the Closing.

ARTICLE 5: CONDITIONS PRECEDENT

5.1 Purchaser’s Conditions. Notwithstanding anything in this Agreement to the contrary, Purchaser’s obligation to purchase the Unit shall be subject to and contingent upon the satisfaction (or waiver by Purchaser in its sole discretion) of the following conditions precedent:

(a) all representations and warranties of Seller contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date;

(b) Purchaser shall have received (or the same shall have been delivered to the closing escrow) Seller’s Closing Documents;

(c) Title to the Unit. The Title Company shall be irrevocably and unconditionally prepared (other than conditions thereto as to which it is Purchaser’s obligation to satisfy) to deliver to Purchaser a title insurance policy insuring title to the Unit, subject only to the Permitted Exceptions.

5.2 Seller’s Conditions. Notwithstanding anything in this Agreement to the contrary, Seller’s obligation to sell the Unit shall be subject to and contingent upon the satisfaction (of Seller in its sole discretion) or waiver of the following conditions precedent:

(a) Performance. Purchaser’s performance or tender of performance of all of its obligations under this Agreement including without limitation the remainder of the Purchase Price and the truth and accuracy in all material respects of Purchaser’s express representations and warranties in this Agreement as of the Closing Date.

(b) AG Confirmation. Seller shall have received the AG Confirmation, which shall not impose any conditions or obligations on Purchaser other than as provided for in this Agreement.

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5.3 Failure or Waiver of Conditions Precedent. Subject to Section 5.1(a), in the event any of the conditions set forth in Sections 5.1 or 5.2 are not fulfilled or waived, the party benefited by such conditions may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall terminate except those that expressly survive any termination. Either party may, at its election, at any time on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions set forth in Sections 5.1 and 5.2 above. In the event this Agreement is terminated as a result of the failure of any condition set forth in Section 5.1, Purchaser shall be entitled to a refund of the Deposit. If Purchaser is in default Section 9.1 shall apply.

ARTICLE 6: CLOSING

6.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date, TIME BEING OF THE ESSENCE, by mail in an escrow-style closing through the title company or at the offices of Starr Associates LLP, 220 East 42nd Street, Suite 3302, New York, NY, 10017.

6.2 Seller’s Deliveries. On the Closing Date, Seller shall execute, acknowledge (if applicable) and deliver (or cause to be executed, acknowledged and delivered) the following (“Seller’s Closing Documents”):

(a) Deed. A Condominium Unit Deed (the “Deed”) conveying to Purchaser fee simple title to the Unit, subject only to the Permitted Exceptions.

(b) a bill of sale conveying to Purchaser all right, title and interest of Seller in and to all of the Personal Property (the “Bill of Sale”);

(c) Transfer Tax Returns. A New York City Real Property Transfer Tax Return and New York State Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate (together, the “Transfer Tax Returns”), each duly executed and acknowledged by Seller;

(d) FIRPTA. Foreign Investment in Real Property Tax Act affidavit executed by Seller in the form annexed hereto as Exhibit E;

(e) A completed Form 1099B or other documents required by the Code;

(f) Evidence of Authority. Evidence of the existence, organization and authority of Seller reasonably satisfactory to the Title Company;

(g) A title affidavit and such other affidavits reasonably and customarily required by the Title Company each of which shall be reasonably acceptable to Seller in the form annexed hereto as Exhibit E;

(h) Statement of Condominium Charges. A statement by the Condominium or its managing agent on behalf of and authorized by the Condominium that the common charges and any special assessments, if any, then due and payable to the Condominium with respect to the Unit have been paid to the date of Closing; and

6.3 Purchaser’s Deliveries . On the Closing Date, Purchaser shall deliver the following:

(a) Purchase Price. The Purchase Price, less the Deposit that is applied to the Purchase Price, plus or minus applicable prorations, deposited by Purchaser with the Title Company in immediate, same-day federal funds of the United States of America wired for credit into the Title Company’s escrow account prior to 2:00 PM ET on the Closing Date;

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(b) Transfer Tax Returns. The Transfer Tax Returns, executed and acknowledged by Purchaser;

(c) a certificate recertifying the representations and warranties of Purchaser set forth in Section 8.2, as of the Closing Date;

(d) Corporate Documents of Purchaser. Certified copies of (A) Purchaser’s Certificate of Formation certified by Secretary of State or the clerk of the County of such entity’s formation (as the case may be), (B) the requisite consent of the members or managers of Purchaser, as the case may be, authorizing the actions to be taken by Purchaser in connection with this Agreement and the transactions contemplated hereby, including the appointment of an authorized representative to execute all documents in connection therewith, and (C) a certificate of good standing certified no earlier than thirty (30) days prior to the Closing by the Secretary of State of the state of Purchaser’s formation; and

(e) Additional Documents. Any additional documents that the Title Company may reasonably require and may be reasonably acceptable to Purchaser for the proper consummation of the transaction contemplated by this Agreement.

6.4 Closing Statement/Escrow Fees. At the Closing, Seller and Purchaser shall deposit with the Title Company an executed closing statement consistent with this Agreement in the form required by the Title Company and mutually acceptable to Purchaser and Seller.

6.5 Possession. Seller shall deliver possession of the Unit to Purchaser at the Closing, vacant, broom clean and free of all tenancies and personal materials and subject to the Permitted Exceptions.

6.6 Transfer Taxes.. All state, county and municipal conveyance, transfer (including, but not limited to, New York City Real Property Transfer Tax (“NYC Transfer Tax”) and New York State Real Estate Transfer Tax (“NYS Transfer Tax”), documentary, stamp and other similar taxes and charges (“Transfer Charges”) payable in connection with the sale of the Property by Seller to Purchaser shall be paid by Purchaser at the Closing.

6.7 Closing Costs. At Closing, (a) Purchaser shall pay (i) the premium for the title insurance policy (including extended/survey coverage and endorsement costs), (ii) all fees and charges for recording the Deed and any other instruments to be filed or recorded at Closing, (ii) the costs and expenses of updating any third-party reports delivered by Seller or on behalf of Seller to Purchaser (including costs and expenses for the inclusion of Purchaser as a reliance party thereto), (iv) all costs associated with Purchaser’s financing (if any), including, without limitation, documentary stamp tax and intangible tax on any mortgage, deed of trust or other instruments to be recorded against the Property and the premium for any lender’s title insurance policy, (v) all inspections undertaken pursuant to Article 2 hereof, (vi) its proportionate share of the prorations provided in Article 7 hereto; (vii) any transfer taxes in connection with the recordation of the Deed. At Closing, Seller shall pay its proportionate share of the prorations as set forth in Article 7 hereof. Each Party shall pay its own attorneys’ fees.

ARTICLE 7: PRORATIONS

Prorations and adjustments with respect to the Unit shall be made as of the Closing Date as set forth in this Article 7.

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7.1 Prorations. All prorations hereinafter provided to be made as of the Closing shall each be made as of midnight of the day before the Closing Date. In each such proration set forth below, the portion thereof applicable to periods beginning as of Closing shall be credited to Purchaser or charged to Purchaser as applicable and the portion thereof applicable to periods ending as of Closing shall be credited to Seller or charged to Seller as applicable.

(a) Taxes and Assessments. Real estate taxes, business improvement district charges, unmetered water and sewer charges and vault charges, if any, and any and all other municipal or governmental assessments of any and every nature levied or imposed upon the Unit in respect of the fiscal year of the applicable taxing authority in which the Closing Date occurs (the “Current Tax Year”), on a per diem basis based on the number of days in the Current Tax Year prior to the Closing Date shall be allocated to Seller, and the number of days in the Current Tax Year on and after the Closing Date shall be allocated to Purchaser. If the Closing shall occur before the tax rate for the Current Tax Year is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the next preceding fiscal period applied to the latest assessed valuation. Promptly after the new tax rate is fixed for the fiscal period in which the Closing takes place, the apportionment of real estate taxes shall be recomputed, and Seller and Purchaser, as the case may be, shall promptly make an appropriate payment to the other based on such recomputation. Upon the Closing Date and subject to the adjustment provided herein, Purchaser shall be responsible for real estate taxes and assessments levied or imposed upon the Unit payable in respect of the Current Tax Year and all periods after the Current Tax Year. In no event shall Seller be charged with or be responsible for any increase in the real estate taxes or assessments levied or imposed upon the Unit resulting from the transfer of the Unit herein contemplated or from any improvements made. If any assessments levied or imposed upon the Unit are payable in installments, the installment for the Current Tax Year shall be prorated in the manner set forth above and Purchaser assumes the obligation to pay any such installments due on and after the Closing Date. Any real estate tax refunds and credits received after the Closing Date which are attributable to any tax year occurring prior to the Current Tax Year shall be retained by or remitted to Seller and any real estate tax refunds and credits received after the Closing Date which are attributable to the Current Tax Year shall be apportioned between Seller and Purchaser after deducting the reasonable and actual expenses of collection thereof and credits received after the Closing which are attributable to any period after the Current Tax Year shall be retained by or remitted to Purchaser. To the extent received by either party hereto, sums payable to the other party hereto shall be held by the receiving party as a trust fund and remitted to the other party within ten (10) business days of receipt. Seller shall receive a credit for any taxes and assessments paid by Seller and applicable to any period after the Closing.

(b) Utilities. If applicable, utility charges (other than water which will be prorated in accordance with this Section 7.1(f), (collectively, “Utility Charges”), will be prorated based upon the most current bill unless actual readings are obtained prior to the Closing Date, in which case such actual readings shall govern. All Utility Charges allocable to the period prior to the Closing Date shall be determined and paid by Seller before Closing, if possible, or shall be paid thereafter by Seller. To the extent applicable, Seller shall use commercially reasonable efforts to have all existing utility meters read as of the Closing Date. Seller shall promptly pay all unpaid bills which are the obligation of Seller to pay, which obligation of Seller shall survive the Closing. To the extent that the amount of actual consumption of any Utilities is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading and post-closing adjustments between Seller and Purchaser shall be made within twenty (20) days of the date that actual consumption for such pre-Closing period is determined, which obligation shall survive the Closing.

(c) Licenses and Permits. Any prepaid charges or fees for transferable Licenses and Permits (if any) for the Unit which are assigned to Purchaser at the Closing for the balance of the period applicable to such prepayment.

(d) Intentionally Deleted.

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(e) Condominium Charges. Common charges and other charges imposed by the Condominium shall be prorated as of the Closing based upon the number of days in the month that the Closing Date occurs.

(f) Water Meter. If applicable, water and sewer charges for Retail Unit B shall be prorated as of the Closing based upon the number of days in the month that the Closing Date occurs and based upon the most recent invoice from the Condominium to Seller.

(g) Intentionally Deleted.

(h) Final Adjustment after Closing. If final prorations cannot be made at Closing for any item being prorated under this Section 7.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available with final adjustment to be made as soon as reasonably possible after the Closing but no later than one hundred eighty (180) days after the Closing, to the effect that income and expenses are received and paid by the parties on an accrual basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due within 10 days of written notice. Seller and Purchaser shall have reasonable access to, and the right to inspect and audit, the other’s books to confirm the final prorations.

7.2 Utility Deposits. Purchaser shall be responsible for making any deposits required with utility companies and Seller shall reasonably cooperate with Purchaser (at no cost to Seller) with respect to effectuating a transfer of service for any utility from Seller to Purchaser.

7.3 Brokerage/ Sale Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than the Brokers set forth in this Agreement. If any claim is made for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall defend, indemnify and hold harmless the other party from and against any such claim based upon any purported or actual statement, representation or agreement of such party. The foregoing indemnity shall survive the Closing or any earlier termination of this Agreement.

7.4 Insurance. Seller shall not be required or entitled to assign any policies of insurance in respect of the Unit or Property to Purchaser. Purchaser shall be responsible for obtaining its own insurance as of the Closing Date, and no adjustment shall be made for any insurance premiums.

7.5 Survival. Except as otherwise set forth herein, the provisions of this Article 7 shall survive the Closing.

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ARTICLE 8: REPRESENTATIONS AND WARRANTIES

8.1 Seller’s Representations and Warranties. Purchaser expressly acknowledges that, except as expressly set forth in this Agreement, neither Seller, nor any of the Seller Related Parties, any agent or representative or purported agent or representative of Seller, any Seller Related Party, which prepared or provided any of the materials reviewed by Purchaser in conducting its due diligence, has made any oral or written representations or warranties, whether expressed or implied, by operation of law or otherwise, with respect to the Unit, the zoning and other laws, regulations and rules applicable thereto or the compliance by the Unit therewith, the revenues and expenses generated by or associated with the Unit, or otherwise relating to the Unit or the transactions contemplated herein. Purchaser further acknowledges that, except as expressly set forth herein, all materials that have been provided by any of the Seller or any of the Seller Related Parties, any Broker, any agent or representative or purported agent or representative of Seller, any Seller Related Party or Broker have been provided without any warranty or representation, expressed or implied as to their content, suitability for any purpose, accuracy, truthfulness or completeness, and Purchaser shall not have any recourse against Seller or any of the Seller Related Parties in the event of any errors therein or omissions therefrom. Purchaser is acquiring the Unit based solely on its own independent investigation and inspection of the Unit and not in reliance on any information provided by Seller, or any of the Seller Related Parties, except for the representations expressly set forth herein. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that as of the date hereof:

(b) Organization and Authority. Seller has been duly organized and is validly existing as a Delaware limited liability company, in good standing in the State of New York and is qualified to do business in the state in which the Property is located. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms. The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller will not, require the consent or approval of the Condominium Board or any public authority.

(c) Conflicts and Pending Action. There is no agreement to which Seller is a party or, to Seller’s knowledge binding on Seller which is in conflict with this Agreement. There is not now pending or, to Seller’s knowledge, threatened in writing, any action, suit or proceeding against Seller or the Unit, including condemnation proceedings, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement which is reasonably likely to have a material adverse effect on the value of the Unit or its operation to the extent the insurer has not assumed the defense thereof.

(d) There are no legal actions, suits, arbitrations, or other legal, administrative or other governmental proceedings pending or, to Seller’s knowledge, threatened against Seller that affects the validity of Seller’s execution of this Agreement or the consummation by Seller of the transactions contemplated hereby;

(e) Right of First Refusal. Neither the Condominium Board nor any other party has any applicable right of first refusal or any right to purchase all or any portion of the Unit from Seller.

(f) Condominium. There are no documents governing the Condominium except for the Condominium Documents, true, correct and complete copies of the which have been delivered or been made available to Purchaser.

(g) No Bankruptcy Proceeding. Seller is not the subject of any bankruptcy, insolvency or probate proceeding.

(h) The Property is vacant and there are no leases or other occupancy agreements encumbering or in place at the Property.

(i) There are no Contracts (as hereinafter defined) affecting the Property which will be binding on Purchaser following the Closing Date.

(j) OFAC. To the best of Seller’s knowledge, Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”.

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(k) Lists. Neither Seller nor, to the best of Seller’s knowledge, any Seller Related Party (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Orders and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”) or (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (c) is owned or controlled by, or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(l) ERISA. Seller (a) is not an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Code, which is subject to Section 4975 of the Code; and (b) the assets of Seller do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code; and (c) Seller is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Seller either (i) do not constitute plan assets of one or more such plans or (ii) transactions by or with Seller are not in violation of state statutes applicable to Seller regulating investments of and fiduciary obligations with respect to governmental plans.

(m) FIRPTA. Seller is not a “foreign person” as defined in the Internal Revenue Code Section 1445.

(n) Condemnation. To the best of Seller’s knowledge, Seller has received no written notice of any pending or threatened taking or condemnation with respect to any part of the Unit.

(o) “Seller’s knowledge” as used in this Agreement means the current actual knowledge of the officers, directors, members and/or employees of Seller, without any duty of inquiry or investigation.

8.2 Purchaser’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

(a) Organization and Authority. Purchaser has been duly organized and is validly existing as a limited liability company, in good standing in the State of , and is (or has applied to be) qualified to do business in the state in which the Property is located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened in writing against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

(c) ERISA. Purchaser (a) is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Code, which is subject to Section 4975 of the Code; and (b) the assets of Purchaser do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code; and (c) Purchaser is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Purchaser either (i) do not constitute plan assets of one or more such plans or (ii) transactions by or with Purchaser are not in violation of state statutes applicable to Purchaser regulating investments of and fiduciary obligations with respect to governmental plans.

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(d) Intentionally Omitted.

(e) OFAC. None of Purchaser or Purchaser’s Representatives is subject to sanctions of the United States government, in violation of any provisions of OFAC, or a Prohibited Person similarly designated under any Executive Orders of OFAC. None of Purchaser or Purchaser’s Representatives is listed on the Lists, is a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or is owned or controlled by, or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(f) Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Purchaser’s knowledge, has been threatened in writing, against Purchaser.

(g) Solvency. Purchaser is solvent and has the financial ability to consummate the transaction contemplated by this Agreement, and there are no judgments, orders or decrees or any kind against Purchaser unpaid or unsatisfied of record, nor any actions, suits or other legal or administrative proceedings pending or, to the best of Purchaser’s knowledge, threatened against Purchaser, which would have any material adverse effect on the business or assets or the condition, financial or otherwise, of Purchaser or the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(h) “Purchaser’s knowledge” as used in this Agreement means the current actual knowledge of the officers, directors, members and/or employees of Purchaser, without any duty of inquiry or investigation.

8.3 No Reliance on Offering Plan. Purchaser acknowledges and confirms that, notwithstanding the existence of the Offering Plan, Purchaser is fully aware that it is not purchasing pursuant to the Offering Plan and is purchasing without reliance on or recourse as to any of the representations, warranties and/or protections otherwise afforded a purchaser of a unit in the Condominium under the Offering Plan or under the Martin Act. Purchaser acknowledges that it is a sophisticated purchaser of real estate in New York, is represented by counsel, has been or will be provided with opportunity to conduct due diligence as it deems appropriate. Purchaser is purchasing the Unit without the protections of the Martin Act. The provisions of this Section 8.3 shall survive the Closing without limitation as to time.

ARTICLE 9: DEFAULT AND DAMAGES

9.1 Default by Purchaser. If Purchaser shall default in its obligation to purchase the Unit pursuant to this Agreement, Purchaser agrees that Seller’s sole remedy hereunder, shall be to retain the Deposit as liquidated damages, and not as a penalty, to recompense Seller for time spent, labor and services performed, and the loss of its bargain. Purchaser and Seller agree that it would be impracticable or extremely difficult to affix damages if Purchaser so defaults and that the Deposit, together with the interest thereon, if any, represents a reasonable estimate of Seller’s damages. Seller agrees to accept the Deposit as Seller’s total damages and relief hereunder if Purchaser defaults in its obligation to close hereunder (but without limiting any of Purchaser’s indemnity obligations hereunder or other obligations specifically surviving termination). If Purchaser does so default and Seller delivers a written notice of termination to Purchaser, this Agreement shall be terminated and Purchaser shall have no further right, title or interest in or to the Unit and this Agreement shall be automatically null and void and of no further force and effect except for those provisions which expressly survive the termination of this Agreement. If Seller terminates this Agreement pursuant to a right given to it hereunder and Purchaser takes any action that interferes with Seller’s ability to sell, exchange, transfer, lease, dispose of or finance the Unit or takes any other actions with respect thereto (including, without limitation, the filing of any lis pendens or other form of attachment against the Unit), then the Purchaser whose name appears on the first page of this Agreement (and, for the avoidance of doubt, any assignee of such Purchaser’s interest hereunder, jointly and severally) shall be liable for and shall indemnify Seller and the Seller Related Parties against any and all loss, cost, damage, liability or expense (including, without limitation, attorneys’ fees, court costs and disbursements and, notwithstanding anything contained herein to the contrary, consequential and punitive damages) incurred by Seller by reason of or relating to such action. The provisions of this Section 9.1 shall survive the Closing or earlier termination of this Agreement.

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9.2 Default by Seller. If prior to Closing Seller defaults under this Agreement beyond any applicable notice and cure period given to Seller hereunder, or if Seller defaults in the performance of its material obligations to be performed at Closing, Purchaser shall have the right to terminate this Agreement, in which event Purchaser shall be entitled to the return by the Escrow Agent to Purchaser of the Deposit. Purchaser does not waive any rights or remedies available under law, except as explicitly provided in this Agreement., except as provided in Section 9.3(a) below, and except for any obligations of Seller hereunder which survive Closing, and further provided that in no event shall Seller be liable to Purchaser for any punitive, speculative or consequential damages. This Agreement confers no present right, title or interest in the Unit to Purchaser and Purchaser agrees not to file a lis pendens or other similar notice against the Unit.

9.3 Limitations.

(a) Limitation of Liability/Survival Period. If any of the Representations should be false in any material respect when made, and Purchaser shall first have actual knowledge of same after the Closing Date, then Purchaser shall give Seller written notice of such false Representation or such breach or default hereunder prior to the expiration of the Survival Period and Seller shall have fifteen (15) days from the date of receipt of such notice to cure such misrepresentation. If Seller fails to cure such breach or default within such fifteen (15) day period, and the actual losses or damages sustained as a result of Seller’s false Express Representations hereunder exceeds Ten Thousand Dollars ($10,000.00) (the “Basket”), then Purchaser shall have the right to bring an action against Seller for the actual damages suffered by Purchaser due to such false Express Representation, provided that, in no event shall Seller be liable to Purchaser for damages under this Section 9.3 in an aggregate amount in excess of Twenty-Five Thousand Dollars ($25,000.00) (“Damages Cap”). Purchaser specifically acknowledges that such termination of liability represents a material element of the consideration to Seller. The limitation as to Seller’s liability in this Section 9.3(a) does not apply to Seller’s liability with respect to prorations and adjustments under Article 7 or Seller’s representations as set forth in Section 7.4. As used herein, “Survival Period” shall mean the period of time commencing on the Closing Date and expiring on the date which is sixty (60) days thereafter.

(b) Disclosure. Notwithstanding any contrary provision of this Agreement, if during the pendency of this Agreement prior to Closing, Seller discloses to Purchaser in writing any matters which make any of Seller’s representations and warranties untrue in any material respect such representations and warranties shall be deemed modified to reflect such matters and Seller shall bear no liability for such matters, but Purchaser shall have the right to elect in writing within five (5) business days after Seller discloses such matter in writing, but in no event later than the Closing Date, (i) to terminate this Agreement and to receive the prompt return of the Deposit, or (ii) subject to the last sentence of Section 5.3, to waive such matter and complete the purchase of the Unit without reduction of the Purchase Price on account thereof in accordance with the terms of this Agreement (and any failure to give notice under clause (ii) hereof shall be deemed to constitute such a waiver).

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ARTICLE 10: DEPOSIT PROVISIONS

10.1 Termination. Except as otherwise expressly provided herein, upon not less than ten (10) business days’ prior written notice to the Escrow Agent and the other party, Escrow Agent shall deliver the Deposit to the party requesting the same; provided, however, that if the other party shall, within said ten (10) business day period, deliver to the requesting party and the Escrow Agent a written notice that the other party disputes the claim to the Deposit, Escrow Agent shall retain the Deposit until Escrow Agent receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Deposit, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Deposit to a particular party, in which event the Deposit shall be delivered in accordance with such notice, instruction, order, decree or judgment.

10.2 Interpleader. Seller and Purchaser mutually agree that in the event of any controversy regarding the Deposit, unless mutual written instructions are received by the Escrow Agent directing the Deposit’s disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Deposit or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Deposit with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.

10.3 Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for Escrow Agent’s negligent and bad faith acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Purchaser agree to jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees and costs, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

ARTICLE 11: MISCELLANEOUS

11.1 Parties Bound. Purchaser may not assign this Agreement without the prior written consent of Seller, and any such prohibited assignment shall be void ab initio. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. Notwithstanding the foregoing, without the consent of Seller, Purchaser shall have a one (1) time right to assign this Agreement to an entity that is controlling, controlled by or under common control of Purchaser, provided that Purchaser gives Seller written notice of any such assignment not less than five (5) business days prior to the Closing Date, provides Seller with reasonable proof of such control and that the assignee agrees in writing to be bound by all of the obligations of Purchaser hereunder and remakes all of the representations and warranties set forth in Section 8.2 in favor of Seller, and further provided that no such assignment shall release Purchaser of its obligations hereunder. For purposes of this Section 11.1, the term “controlled” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such subsidiary or affiliate, whether through the ability to exercise voting power, by contract or otherwise, or the ownership of greater than 50% of the membership, partnership or other interests in such subsidiary or affiliate

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11.2 Confidentiality: Press Release. Until the Closing, neither Seller nor Purchaser will release or cause or permit to be released any press notices, or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement without first obtaining the written consent of the other party. The foregoing shall not preclude either party from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, funders, lenders, Agencies, partners, investors, or any prospective lender, partner or investor, as the case may be, or prevent either party hereto, from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements. Upon the consummation of the Closing in accordance with this Agreement, Seller and Purchaser agree to issue a mutually acceptable joint press release regarding the sale. In addition to any other remedies available to a party, each party shall have the right to seek equitable relief, including without limitation injunctive relief or specific performance, against the other party in order to enforce the provisions of this Section 11.2. Additionally, neither party shall record this Agreement or any memorandum of this Agreement in any public records and any recording of this Agreement or any memorandum of this Agreement by Purchaser shall give Seller the right at its option to terminate this Agreement and pursue all remedies available to Seller hereunder. The provisions of this Section 11.2 shall survive the closing or sooner termination of this Agreement.

11.3 Headings. The article and section headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

11.4 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

11.5 Governing Law/Venue. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state of New York. Any legal action or proceeding with respect to this Agreement shall be brought in a Federal or state court of competent jurisdiction sitting in the City, County and State of New York (including the appellate courts thereof) (each, a “New York Court”) and by execution and delivery of this Agreement, each party to this Agreement hereby accepts, generally and unconditionally, the jurisdiction of the New York Courts. Each party to this Agreement hereby expressly and irrevocably submits the person of such party to this Agreement to the personal jurisdiction of the New York Courts in any suit, action or proceeding arising, directly or indirectly, out of or relating to this Agreement. To the extent permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Agreement or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon the person of such party to this Agreement in any such New York Court. To the fullest extent permitted under applicable law, each party to this Agreement irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any objection which may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in a New York Court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum, any claim that it is not personally subject to the jurisdiction of any such New York Court or that this Agreement or the subject matter hereof may not be enforced in or by such New York Court.

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11.6 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

11.7 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Unit except for any confidentiality agreement binding on Purchaser, which shall be supplemented by this Agreement. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

11.8 INTENTIONALLY OMITTED.

11.9 Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including attorneys’ fees, expended or incurred in connection therewith.

11.10 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.1. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by electronic mail, with written confirmation by overnight or first class mail, in which case notice shall be deemed delivered upon receipt of confirmation of transmission of such electronic mail notice, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of acceptance. Any notice sent by electronic mail or personal delivery and delivered after 5:00 p.m., Eastern Time, shall be deemed received on the next business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices may be given by the attorneys for either party.

11.11 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction - to the effect that any ambiguities are to be resolved against the drafting party - shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

11.12 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m., Eastern Time.

11.13 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by electronic counterparts of the signature pages.

11.14 Merger. Except as otherwise expressly provided in this Agreement, any and all rights of action of Purchaser for any breach by Seller of any representation, warranty or covenant contained in this Agreement shall merge with the Deed and other instruments executed at Closing shall terminate at Closing and shall not survive the Closing.

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11.15 Further Assurances. Seller and Purchaser will do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, assignments, notices, transfers and assurances as may be reasonably required by the other party, for the better assuring, conveying, assigning, transferring and confirming unto Purchaser the Unit and for carrying out the intentions or facilitating the consummation of this Agreement. The provisions of this Section 11.15 shall survive the Closing.

11.16 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.17 Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that none of the employees, directors, officers, members, partners, managers, principals, consultants, shareholders, advisors, attorneys or agents of Seller or Purchaser, or any other person or entity, shall have any personal liability or obligation whatsoever for obligations entered into by or on behalf of Seller or Purchaser; however the foregoing shall not in any way limit the parties’ obligations and liabilities under this Agreement. This Section 11.17 shall survive the Closing or any early termination of this Agreement.

11.18 No Offer. This Agreement shall not be deemed an offer or binding upon Seller or Purchaser until this Agreement is fully executed and delivered by Seller and Purchaser.

11.19 Tax Proceedings. From and after the date hereof until Closing, and subject to the applicable provisions of Article 7 hereof, Seller is hereby authorized to commence any new proceeding or proceedings and/or continue any proceeding or proceedings now pending for the reduction of the assessed valuation of Retail Unit B, in any case pertaining to any fiscal tax year preceding the Current Tax Year, and in Seller’s sole discretion at its sole cost and expense to litigate or settle same. During the pendency of this Agreement, Seller shall not commence any new proceeding or settle any pending proceeding for the reduction of the assessed valuation of Retail Unit B pertaining to the Current Tax Year without Purchaser’s consent, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that Purchaser shall be entitled to that portion of any refund relating to the period occurring after the Closing after payment to Seller of all costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Seller in obtaining such refund. Purchaser shall deliver to Seller, promptly after request therefor, receipted tax bills and canceled checks used in payment of such taxes and shall execute any and all consents or other documents, and do any act or thing necessary for the collection of such refund by Seller. During the pendency of this Agreement prior to any default by Purchaser and Seller’s termination of this Agreement arising from such default by Purchaser, Seller shall not commence any new proceeding or settle any pending proceeding for the reduction of the assessed valuation of Retail Unit B pertaining to any fiscal tax year following the Current Tax Year without Purchaser’s consent which may be withheld in Purchaser’s sole and absolute discretion. Any refunds or credits due for the periods prior to the Purchaser’s ownership of the Unit shall remain the sole property of Seller, and any refunds or credits due for the periods from and after the Closing shall remain the sole property of Purchasers. From and after Closing, Purchaser shall be permitted to commence any new proceeding or proceedings and/or continue any proceeding or proceedings pending as of Closing for the reduction of the assessed valuation of Retail Unit B in any case pertaining to the Current Tax Year or any fiscal tax year following the Current Tax Year, and in Purchaser’s sole discretion at its sole cost and expense to litigate or settle same, but shall not agree to any settlement with respect to the Current Tax Year without obtaining Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The provisions of this Section 11.19 shall survive the Closing.

[Signature Page Follows]

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SIGNATURE PAGE TO

PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:	PURCHASER:

537 GREENWICH OWNER, LLC	AETHER HOLDINGS, INC.

By:	By:
Name:	Name:
Title:	Title:

Receipt by Escrow Agent:

The undersigned Escrow Agent hereby acknowledges receipt of $108,000 by wire transfer, to be held in escrow pursuant to this Agreement.

STARR ASSOCIATES LLP

By:
Name:	Adam Kriegstein, Esq.
Title:	Partner

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EXHIBITS

A.	-	Permitted Exceptions
B.	-	Form of Condominium Unit Deed
C.	-	Bill of Sale
D.	-	Form of FIRPTA
E.	-	Form of Title Affidavit
F.	-	Offeree Affidavit

EXHIBIT A

PERMITTED EXCEPTIONS

1.	Building restrictions and zoning and other regulations, resolutions and ordinances and any amendments thereto now or hereafter adopted.

2.	Any state of facts which an accurate survey or personal inspection of the Property would show, provided such state of facts would not render title uninsurable without additional premium to Purchaser and would not prevent the use of the Unit for dwelling purposes.

3.	The terms, burdens, covenants, restrictions, conditions, easements and Residential Rules and Regulations, all as set forth in the Declaration, the By-Laws (and the Residential Rules and Regulations made thereunder), the Power of Attorney from the Purchaser to the Condominium Board, and the Tax Lot Drawings as all of the same may be amended from time to time.

4.	Consents by Sponsor or any former owner of the Land for the erection of any structure or structures on, under or above any street or streets on which the Property may abut.

5.	Any easement or right of use in favor of any utility company for construction, use, maintenance or repair of utility lines, wires, terminal boxes, mains, pipes, cables, conduits, poles and other equipment and facilities on, under and across the Property.

6.	Revocability of licenses for vault space, if any, under the sidewalks and streets.

7.	Any easement or right of use required by Sponsor or its designee to obtain a temporary, permanent or amended Certificate of Occupancy for the Building or any part of same.

8.	Encroachments of stoops, areas, cellar steps or doors, trim, copings, retaining walls, bay windows, balconies, sidewalk elevators, fences, fire escapes, cornices, foundations, footings and similar projections, if any, on, over, or under the Property or the streets or sidewalks abutting the Property, and the rights of governmental authorities to require the removal of any such projections and variations.

9.	Leases and service, maintenance, employment, concessionaire and Ancillary Amenity Licenses, if any, of other Units or portions of the Common Elements.

10.	The lien of any unpaid Common Charge, real estate tax, water charge or sewer rent, or vault charge, provided the same are adjusted at the Closing of Title.

11.	The lien of any unpaid assessment payable in installments (other than assessments levied by the Condominium Board), except that Sponsor shall pay all such assessments due prior to the Closing Date (with the then current installment to be apportioned as of the Closing Date) and the Purchaser shall pay all assessments due from and after the Closing Date.

12.	Any declaration or other instrument affecting the Property which Sponsor deems necessary or appropriate to comply with any law, ordinance, regulation, zoning resolution or requirement of the Department of Buildings, the City Planning Commission, the Board of Standards and Appeals, or any other public authority, applicable to the demolition, construction, alteration, repair or restoration of the Building.

13.	Any encumbrance as to which the Title Company (or such other New York State Land Title Association member title insurance company which insures the Purchaser’s title to the Unit) would be willing, in a fee policy issued by it to the Purchaser, to insure the Purchaser that such encumbrance (a) will not be collected out of the Unit if it is a lien or (b) will not be enforced against the Unit if it is not a lien.

14.	Any other encumbrance, covenant, easement, agreement, or restriction against the Property other than a mortgage or other lien for the payment of money, which does not prevent the use of the Unit for dwelling purposes.

15.	Any lease covering the Unit(s) made from Sponsor to the Purchaser.

16.	Any violation against the Property (other than the Unit) which is the obligation of the Condominium Board, or another Unit Owner to correct.

17.	Standard printed exceptions contained in the form of fee title insurance policy then issued by the Title Company.

18.	Any TCO or PCO for the Building, so long as the same permits, or does not prohibit, use of the Unit for its stated purposes.

19.	Declaration of Zoning Lot Restrictions made by among 96 Van Dam Corp., Marylin H. Stanley (individually and as surviving spouse of Robert Stanley), Murray Weinstock, James V. Masella III, Jessica A. Masella, James V. Masella III, Robert Bareuther, Gina Davis Bareuther, Ann L. Boyle, Robert P. Czaykowski, Erin Lee, James Noll, Matthew J. Ruppel, Susan Lazarus, Joseph Vasta, Gregory P. DiBenedetto, 537 Greenwich Owner LLC and Greenwich Charlton Owner LLC, dated as of 5/22/2015 and recorded 6/4/2015 as CRFN 2015000188648.

20.	Zoning Lot Development Agreement made by among 96 Van Dam Corp., Marylin H. Stanley (individually and as surviving spouse of Robert Stanley), Murray Weinstock, James V. Masella III, Jessica A. Masella, James V. Masella III, Robert Bareuther, Gina Davis Bareuther, Ann L. Boyle, Robert P. Czaykowski, Erin Lee, James Noll, Matthew J. Ruppel, Susan Lazarus, Joseph Vasta, Gregory P. DiBenedetto, 537 Greenwich Owner LLC and Greenwich Charlton Owner LLC, dated as of 5/22/2015 and recorded 6/4/2015 as CRFN 2015000188649.

21.	Light and Air Easement Agreement made by and among 96 Van Dam Corp., Marylin H. Stanley (individually and as surviving spouse of Robert Stanley), Murray Weinstock, James V. Masella III, Jessica A. Masella, James V. Masella III, Robert Bareuther, Gina Davis Bareuther, Ann L. Boyle, Robert P. Czaykowski, Erin Lee, James Noll, Matthew J. Ruppel, Susan Lazarus, Joseph Vasta, Gregory P. DiBenedetto, 537 Greenwich Owner LLC and Greenwich Charlton Owner LLC, dated as of 5/22/2015 and recorded 6/4/2015 as CRFN 2015000188650.

22.	Zoning Lot Development Agreement made by and among Jamestown 325 Hudson, L.P., 537 Greenwich Owner LLC and Greenwich Charlton Owner LLC, dated as of 5/22/2015 and recorded 6/4/2015 as CRFN 2015000188655.

A) Amendment to Zoning Lot Development Agreement made by Jamestown 325 Hudson L. P. and 537 Greenwich Owner LLC and Greenwich Charlton Owner LLC, dated as of 6/24/16 and recorded 7/5/2016 as CRFN 2016000226177.

B) Second Amendment to Zoning Lot Development Agreement made by and among Jamestown 325 Hudson, L.P., 537 Greenwich Owner LLC and Greenwich Charlton Owner LLC, dated as of 3/2/2017 and recorded 3/10/2017 as CRFN 2017000095325.

23.	Declaration of Zoning Lot Restrictions made by Charlton Cooperative Corp., dated 4/13/2016 and recorded 5/3/2016 as CRFN 2016000152709.

24.	Zoning Lot Development Agreement made between Charlton Cooperative Corp and 537 Greenwich Owner, LLC and Greenwich Charlton Owner LLC, dated as of 4/13/2016 and recorded 5/3/2016 as CRFN 2016000152710.

A) Amendment to Zoning Lot Development Agreement made by Jamestown 325 Hudson L.P. and 537 Greenwich Owner LLC and Greenwich Charlton Owner LLC, dated as of 6/24/2016 and recorded 7/5/2016 as CRFN 2016000226177.

25.	Light and Air Easement Agreement made by and between Charlton Cooperative Corp and 537 Greenwich Owner LLC and Greenwich Charlton Owner LLC, dated 4/13/2016 and recorded 5/3/2016 as CRFN 2016000152711.

26.	Declaration of Zoning Lot Restrictions made by Adaze Charlton, LLC, P360 Spaces, LLC, Patricia Orlando, Darren Orlando, et. al., and 537 Greenwich Owner LLC and Greenwich Charlton Owner LLC, dated as of 3/1/2017 and recorded 3/13/2017 as CRFN 2017000097782.

27.	Zoning Lot Development Agreement made by and among Adaze Charlton, LLC, P360 Spaces, LLC, Patricia Orlando, Darren Orlando, et. al., and 537 Greenwich Owner LLC and Greenwich Charlton Owner LLC, dated as of 3/1/2017 and recorded 3/13/2017 as CRFN 2017000097783.

28.	Light and Air Easement Agreement made by and among Adaze Charlton, LLC, P360 Spaces, LLC, Patricia Orlando, Darren Orlando, et. al., and 537 Greenwich Owner LLC and Greenwich Charlton Owner LLC, dated 3/1/2017 and recorded 3/13/2017 as CRFN 2017000097784.

29.	Restrictive Declaration (Preservation of Floor Area) made by Jamestown 325 Hudson, L.P., 537 Greenwich Owner LLC and Greenwich Charlton Owner LLC, dated as of 7/13/2017 and recorded 8/1/2017 as CRFN 2017000282276.

30.	Any encumbrance, covenant, easement, agreement, or restriction against the Property set forth in the form of Unit Owner’s Specimen Title Policy prepared by the Title Company set forth in Part II of the Plan, as the same may be updated from time to time prior to the Closing.

EXHIBIT B

FORM OF CONDOMINIUM UNIT DEED

GREENWICH WEST CONDOMINIUM

CONDOMINIUM UNIT DEED

THIS INDENTURE made as of____________________________, between 537 Greenwich Owner, LLC, organized under the laws of the State of Delaware, having an office/address at 483 Broadway, 5th Floor, New York, NY 10013 (“Grantor”) and ____________________________ as ____________________________, having an address at 110 Charlton Street, New York, NY 10013 (“Grantee”).

W I T N E S S E T H:

That the Grantor, in consideration of Ten and 00/100 ($10.00) Dollars and other good and valuable consideration paid by the Grantee, does hereby grant and release unto the Grantee, the heirs or successors and assigns of the Grantee, forever:

The Condominium Unit (“Unit”) known as Unit No. Retail Unit B in the building designated by the street address of 110 Charlton Street, New York, NY 10013 (“Building”) known as Greenwich West Condominium (“Condominium”), Borough of Manhattan, County of New York, City and State of New York, said Unit being designated and described by the above Unit number in a certain declaration dated October 28, 2019, made by Grantor pursuant to Article 9-B of the Real Property Law of the State of New York (“Condominium Act”) establishing a plan for condominium ownership of the Building and the land (“Land”) upon which the Building is situate (which Land is more particularly described in Exhibit A annexed hereto and by this reference made a part hereof), which declaration was recorded in the Office of the Register of The City of New York, County of New York (“Register’s Office”) on April 17, 2020 at CRFN 20200000127054, and re-recorded in the Register’s Office on September 15, 2020 at CRFN 2020000258630 (“Declaration”). The Unit is also designated as Tax Lot 1246 in Block 597 of the Borough of Manhattan on the Tax Map of the Real Property Assessment Department of The City of New York and on the Floor Plans of the Building, certified by Nickolas Zigomanis, R.A. on April 9, 2020, and filed with the Real Property Assessment Department of The City of New York on April 17, 2020, as Condominium Plan No. 2983 and also filed in the Register’s Office on April 17, 2020 at CRFN 2020000127055 and re-filed in the Register’s Office on April 29, 2020 at CRFN 2020000135151;

TOGETHER with an undivided 0.% for Unit Retal Unit B interest in the Common Elements (as such term is defined in the Declaration);

TOGETHER with the appurtenances and all the estate and rights of the Grantor in and to the Unit;

TOGETHER with, and subject to, the rights, obligations, easements, restrictions and other provisions set forth in the Declaration and the By-Laws of the Condominium (the “By Laws”), as the same may be amended from time to time, all of which constitute covenants running with the Land and shall bind any person having at any time any interest or estate in the Unit, as though recited and stipulated at length herein;

SUBJECT also to such other liens, agreements, covenants, easements, restrictions, consents and other matters of record as pertain to the Unit, to the Land and/or to the Building (which Land and Building, collectively referred to as the “Property”).

TO HAVE AND TO HOLD the same unto the Grantee and the heirs or successors and assigns of the Grantee forever.

If any provision of the Declaration or the By-Laws is invalid under, or would cause the Declaration or the By-Laws to be insufficient to submit the Property to the provisions of the Condominium Act, or if any provision which is necessary to cause the Declaration and the By-Laws to be sufficient to submit the Property to the provisions of the Condominium Act is missing from the Declaration or the By-Laws, or if the Declaration and the By-Laws are insufficient to submit the Property to the provisions of the Condominium Act, the applicable provisions of the Declaration shall control.

Except as otherwise specifically permitted by the Condominium Board or provided in the Declaration or the By-Laws, the Unit is intended for retail use only.

Grantor covenants that the Grantor has not done or suffered anything whereby the Unit has been encumbered in any way whatever, except as set forth in the Declaration and the By-Laws (and any Rules and Regulations adopted under the By-Laws).

Grantor, in compliance with Section 13 of the Lien Law of the State of New York, covenants that the Grantor will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund for the purpose of paying the cost of the improvement and will apply the same first to the payment of the cost of the improvement before using any part of the same for any other purposes.

Grantor herein is the same entity as the grantee who acquired title to the Property from 537 Greenwich LLC pursuant to that certain deed dated May 28, 2014 and recorded in the Register’s Office on June 3, 2014 at CRFN 2014000189992, as to Lot 39; and Grantor herein is the same entity as the grantee who acquired title to the Property from Greenwich Charlton Owner LLC pursuant to that certain deed dated June 20, 2018 and recorded in the Register’s Office on June 29, 2018 at CRFN 2018000216525, as to Lot 46.

Grantee accepts and ratifies the provisions of the Declaration and the By-Laws (and any Rules and Regulations adopted under the By-Laws) and agrees to comply with all the terms and provisions thereof.

This conveyance is made in the regular course of business actually conducted by the Grantor. The term “Grantee” shall be read as “Grantees” whenever the sense of this indenture so requires.

All capitalized terms used herein which are not separately defined herein shall have the meanings given to those terms in the Declaration or the By-Laws of the Condominium.

IN WITNESS WHEREOF, the Grantor and the Grantee have duly executed this Indenture as of the day and year first above written.

GRANTOR:

537 GREENWICH OWNER, LLC

By:	537 GREENWICH JV MEZZ, LLC
its sole member

By:	537 GREENWICH NEW JV, LLC
its sole member

By:	STRATEGIC GREENWICH EQUITY, LLC
managing member

By:
Name:	Xin Qu
Title:	Authorized signatory

By:	537 GREENWICH VENTURE, LLC
member

By:
Name:	Xin Qu
Title:	Authorized signatory

GRANTEE:

ACKNOWLEDGEMENTS

STATE OF NEW YORK	)

	)	ss.:

COUNTY OF NEW YORK	)

On________________________, before me, the undersigned, a notary public in and for said state, personally appeared ________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity and that by his signature on the instrument, the individual or the person on behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF NEW YORK	)

	)	ss.:

COUNTY OF NEW YORK	)

On ________________________, before me, the undersigned, a notary public in and for said state, personally appeared _______________, known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity and that by her signatures on the instrument, the individual or the person on behalf of which the individual acted executed the instrument.

Notary Public

STATE OF NEW YORK	)

	)	ss.:

COUNTY OF NEW YORK	)

On ________________________, before me, the undersigned, a notary public in and for said state, personally appeared ______________, known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity and that by his signatures on the instrument, the individual or the person on behalf of which the individual acted executed the instrument.

Notary Public

SCHEDULE A LEGAL DESCRIPTION

DESCRIPTION OF THE LAND

ALL THAT CERTAIN plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County, City and State of New York, bounded and described as follows:

BEGINNING at the point on the easterly side of Greenwich Street distant 50 feet southerly from the corner formed by the intersection of the easterly side of Greenwich Street and the southerly side of Charlton Street;

RUNNING THENCE easterly and parallel with the southerly side of Charlton Street, a distance of 75 feet to a point;

THENCE northerly parallel with the easterly side of Greenwich Street, 50 feet to the southerly side of Charlton Street;

THENCE easterly along the southerly side of Charlton Street, 49 feet to a point;

THENCE southerly and parallel with the easterly side of Greenwich Street, a distance of 100 feet six inches to a point;

THENCE westerly parallel with the southerly side of Charlton Street, 24 feet to a point;

THENCE southerly and parallel with the easterly side of Greenwich Street, a distance of 50 feet to a point;

THENCE westerly and parallel with the southerly side of Charlton Street, a distance of 100 feet to the easterly side of Greenwich Street;

THENCE northerly along the easterly side of Greenwich Street, a distance of 100 feet to the point or place of BEGINNING.

WHICH INCLUDES the benefit of the non-exclusive easement over an alley adjoining said premises on the westerly side, which alley is about 3 feet wide and 30 feet deep, as set forth in Deed made by Abraham LaBagh, Helen LaBagh, John T. LaBagh and Margaretta LaBagh to William Lozier, dated 2/21/1810 and recorded 2/22/1810 in Liber 85 of Deeds, Page 495.

TOGETHER WITH the benefit of the Light and Air Easement made by and among 95 Van Dam Corp., Marylin H. Stanley (individually and as surviving spouse of Robert Stanley), Murray Weinstock, James V. Masella III, Jessica A. Masella, James V. Masella III, Robert Bareuther, Gina Davis Bareuther, Ann L. Boyle, Robert P. Czaykowski, Erin Lee, James Noll, Matthew J. Ruppel, Susan Lazarus, Joseph Vasta, Gregory P. DiBenedetto, 537 Greenwich Owner LLC and Greenwich Charlton Owner LLC, dated 5/22/2015 and recorded 6/4/2015 as CRFN 2015000188650.

TOGETHER WITH the benefit of the Light and Air Easement Agreement made by and between Charlton Cooperative Corp. and 537 Greenwich Owner LLC and Greenwich Charlton Owner LLC, dated 4/13/2016 and recorded 5/3/2016 as CRFN 2016000152711.

TOGETHER WITH the benefit of the Light and Air Easement Agreement made by and between Adaze Charlton, LLC, P360 Spaces, LLC, Patricia Orlando, Darren Orlando, Mercury X Corporation, Katayoun Soudmand, Alan Wayne Lawrence, Steven J. Williams, Sekka Scher, Ronald Peters, Karen S. Rinaldi, Joel Rose, Elizabeth Reagan, James C. Parvin, Robert George Peacock, Sarni Shaio, Highmark Properties, LLC, Andrew M. Hort and Penelope Hort, and 537 Greenwich Owner LLC and Greenwich Charlton Owner LLC, dated as of 3/1/2017 and recorded 3/13/2017 as CRFN 2017000097784.

Exhibit C

BILL OF SALE

__________________________, 2025

KNOW ALL MEN BY THESE PRESENTS, that 537 Greenwich Owner, LLC, a Delaware limited liability company having an office at ________________(“Assignor”), for and in consideration of TEN DOLLARS ($10.00) and other good and valuable consideration given by ___________________(“Assignee”), the receipt and sufficiency of which is hereby acknowledged, hereby assigns, transfers and sets over unto Assignor, its successors and assigns, from and after the date hereof, without representation or warranty by or recourse to Assignor, express or implied, by operation of law or otherwise, except as expressly provided in that certain Agreement of Purchase and Sale, dated as of ______________________, by and between Assignor, as seller and Assignee, as purchaser (the “Agreement”), all of Assignor’s right, title, and interest in and to the fixtures, equipment, furniture, furnishings, fittings and articles of personal property, if any, owned by Assignor and located at, attached or appurtenant to or used in connection with the Premises (as defined in the Agreement) (collectively, the “Personal Property”).

TO HAVE AND TO HOLD THE SAME unto Assignee, its successors and assigns, forever.

Assignor agrees to execute, acknowledge (where appropriate) and deliver individual bills of sale for the Personal Property attached or appurtenant to or used in connection with the Premises or such other or further instruments of transfer or sale as Assignee may reasonably require to confirm the foregoing or as may be otherwise reasonably requested by Assignee to carry out the intent and purposes hereof.

This Bill of Sale shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective successors and assigns. It shall be governed and conditioned in accordance with the laws of the State of New York.

[Signature page to follow]

IN WITNESS WHEREOF, Assignor has caused this Bill of Sale to be duly executed as of the date first written above.

ASSIGNOR:

537 GREENWICH OWNER, LLC

By:
Name:
Title:

Acknowledged by Assignee:

AETHER HOLDINGS INC.

By:
Name
Title:

EXHIBIT D

FIRPTA – CERTIFICATION OF NON-FOREIGN STATUS

Dated:

Re:	Unit: Retail Unit B (“Unit”) Greenwich West Condominium 110 Charlton Street New York, NY 10014 (“Condominium”)

The following certification is furnished pursuant to Section 1445 of the Internal Revenue Code, which provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person for the purpose of informing the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by 537 Greenwich Owner, LLC (“Transferor”).

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Transferor’s U.S. employer identification number is _______; and

3.	Transferor’s office address is _________________.

Transferor understands that this Certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this FIRPTA Certification and to the best of my knowledge and belief it is true, correct and complete.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

[SIGNATURE PAGE TO FIRPTA]

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete.

TRANSFEROR

537 GREENWICH OWNER, LLC

By:
Name:
Title:

EXHIBIT E

TITLE AFFIDAVIT

DATE:

STATE OF NEW YORK	)

	)	ss.:

COUNTY OF NEW YORK	)

_______________, being duly sworn, deposes and says:

1.	I am an Authorized signatory of 537 Greenwich Owner, LLC (“Company”) the transferor of Unit No. RETAIL UNIT B (“Unit”) at the Greenwich West Condominium located at 110 Charlton Street, New York, NY 10014 (“Premises”).

2.	I am authorized by the Company to make this Title Affidavit and do so solely in my representative capacity as aforesaid, and do hereby bind the Company to the matters set forth herein.

3.	I have full authority to execute any and all documents pertaining to the sale of the Unit.

4.	The Company was duly formed and incorporated in accordance with the laws of the State of DE.

5.	There have been no changes in the composition of the Company since the filing of the Operating Agreement dated as of .

6.	There are presently no tenants, lessees or other parties in possession of the Unit.

7.	There are no street vaults adjoining or in front of the Premises.

8.	No work has been done upon the Premises by the City of New York, nor has any demand been made by the City of New York for any such work that may result in charges and/or liens by the following: The New York City Department of Rent and Housing Maintenance Emergency Services; The New York City Department of Environmental Protection for water tap closings or any related work; The New York City Department of Health; or the New York City Department of Buildings.

9.	No unpaid fees or charges have been levied by the City of New York Department of Buildings for inspections, re-inspections, examinations, services or permits relating to the Premises.

10.	There are no judgments, including Environmental Control Board (“ECB”), Traffic Violations Bureau or Transit Adjudication Bureau judgments, filed against the Company in any court of this state or any other state; except for those matters, if any, listed on Schedule A annexed hereto and made a part hereof and which the Company shall promptly remove or satisfy of record.

11.	There are no federal or state tax claims or liens assessed or filed against the Company in this or any other state.

12.	No proceeding in bankruptcy has ever been instituted by or against the Company or officers in any court or before any officer of any state or of the United States, nor has it at any time made an assignment for the benefit of creditors, nor any assignment, now in effect, of the rents of said premises or any part thereof.

13.	The Company has paid in full the real estate taxes for the Premises through .

14.	The Company hereby warrants and guaranties that the above representations are true and correct to the best of its knowledge and indemnifies and holds Title Company harmless from and against any damages, costs, claims, and/or penalties that it may incur as a result of the above representations.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

15.	This affidavit is executed to induce the Title Company to issue a policy of title insurance and to omit or limit its exceptions to title from Schedule B of the title report issued to Purchaser at the closing.

537 GREENWICH OWNER, LLC

By:
Name:
Title:

Sworn to before me this

_____day of __________________, _____

Notary Public

EXHIBIT F

OFFEREE AFFIDAVIT

STATE OF _____________________	)

	)	ss.:

COUNTY OF _____________________	)

Wei Jun L, being duly sworn, deposes and says:

1.	I am the purchaser under a purchase agreement with 537 Greenwich Owner, LLC, as seller, with respect to the purchase of the unit denoted as the Retail Unit B (“Retail Unit”) in the Greenwich West Condominium (“Condominium”) being formed.

2.	This Affidavit is made by Offeree to confirm that it is a sophisticated, commercial investor/operator familiar with New York real estate and that as such Offeree has been and/or will be provided the opportunity to perform due diligence with respect to the Condominium and the Retail Unit and has been and/or will be provided with the Condominium Documents, including the declaration, by-laws, tax lot drawings, rules and regulations, as well as the financial statements, common charges, real estate taxes, the certificate of occupancy, the operating budget, and any other documents respecting the Condominium and relevant to the purchase of the Retail Unit.

3.	Offeree has consulted with experts and is represented by counsel.

4.	Offeree confirms that its purchase of the Retail Unit is not a public offering and accordingly Offeree acknowledges that it is purchasing without reliance on an offering plan or the protections otherwise afforded the general public pursuant to New York General Business Law Section 352-e and the regulations promulgated thereunder (“Martin Act”). Offeree confirms that it does not require and is knowingly waiving any rights and protections afforded the general public by the Martin Act.

5.	Offeree respectfully submits this Affidavit to the Department of Law (“DOL”) further to any requirement contained in the no-action letters or other advice of DOL in connection with the issuance of the no-action letters or the formation of the Condominium and the conveyance of the Retail Unit to Offeree without complying with the Martin Act.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO OFFEREE AFFIDAVIT]

OFFEREE:

AETHER HOLDINGS, INC.

By:
Name:
Title:

Sworn to before me this

_____day of __________________, _____

Notary Public